Exhibit 10.8

AGREEMENT FOR NON-GMP SYNTHESIS SERVICES

This AGREEMENT FOR NON-GMP SYNTHESIS SERVICES (“Agreement”), effective as of March 4, 2003 (“Effective Date”), is between Pfizer Inc, a Delaware corporation with an address at 235 East 42nd Street, New York, NY 10017 on behalf of itself and its Affiliates (collectively “Pfizer”), and WuXi PharmaTech Co., Ltd., a China corporation with an address at 253 AiDu Road, 2nd Floor, Part A, Building 4, WaiGaoQiao Free Trade Zone, Shanghai, China 200131 on behalf of itself and its Affiliates (collectively “WuXi”). For purposes of this Agreement, an “Affiliate” is any company, now or in the future, controlling, controlled by, or under common control with, Pfizer as indicated by direct or indirect ownership or control of a least 50% of the voting stock or similar interest.

1. Performance of Services. Pfizer agrees to retain WuXi and WuXi agrees to perform non-GMP laboratory services (hereinafter “Task(s)”) for the synthesis of chemical compounds (hereinafter “Products”), as specified in WuXi’s quotations/proposals delivered to Pfizer and accepted in writing by an authorized Pfizer representative or by a Pfizer Accepted Proposal delivered to WuXi referencing WuXi’s quote/proposal (“Accepted Proposal”). Such Accepted Proposals are hereby incorporated in, and made part of, this Agreement by this reference.

2. Accepted Proposals. Accepted Proposals will generally set forth, or incorporate by reference, the statement of the work to be performed in a specific Task, including the Products to be synthesized as well as any specifications for each Product and its process of manufacture, any reports to be prepared in each Task or sent with each shipment of Product, estimated duration of the Task, the delivery date of the Product, and any other relevant information. WuXi will conduct each Task in accordance with the provisions and requirements contained in the Accepted Proposal. There shall be no changes to the work to be performed under an Accepted Proposal, except by the mutual written agreement of the parties.

3. Compensation; Invoices.

(a) Each Accepted Proposal will also set forth, or incorporate by reference, the budget, cost of performance, and payment terms for a particular Task. Changes or additions to a particular Task must be reflected in an amended Accepted Proposal prior to the commencement of WuXi’s performance of the revised Task.

(b) Invoices submitted to Pfizer will be based on the payment schedules agreed to by the parties and shall be payable within thirty (30) days of receipt by Pfizer of the invoice and resolution of any issues concerning the invoice.

(c) WuXi shall send invoices to Pfizer at the following address, referencing the relevant purchase order number and the Pfizer Representative (as defined below): Pfizer Inc, NASS — A/P, P.O. Box 341804, Bartlett, TN 38184-1804.

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4. Task Materials.

(a) Pfizer may provide WuXi with compounds (“Compounds”) and other materials to perform a specific Task or for the purpose of receiving a quote or proposal from WuXi for a potential Task. Compounds and other materials sent by Pfizer to WuXi pursuant to a Task are collectively referred to herein as “Task Materials”. Pfizer will also provide WuXi with information concerning the Task Materials that may be material to the performance of the Task.

(b) Pfizer hereby grants WuXi a paid-up, royalty-free license under Pfizer’s applicable patent rights, if any, to use the Task Materials strictly for the benefit of Pfizer and solely for the purpose of the specific Task or for providing a quote/proposal to Pfizer for a potential Task. WuXi shall not use the Task Materials for any other purpose.

(c) PFIZER MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY THAT THE USE OF THE TASK MATERIALS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHT OF A THIRD PARTY.

5. Pfizer Representative. WuXi will coordinate performance of the Task with Pfizer’s designated representative (“Pfizer Representative”).

6. Facility Visits; Quality Assurance. Pfizer shall have the right to visit WuXi’s premises, at times mutually agreed to by the parties, during the course of WuXi’s performance of a Task, to review the procedures being used by WuXi in its performance of a Task and all experimental data generated from said performance, including all files, written reports and documents, notes, schedules, or similar work product which may document the work performed and results achieved.

7. Compliance with Accepted Proposal, Agreement, and Government Regulations.

(a) WuXi shall perform each Task in a professional, diligent, and careful manner in accordance with the terms and conditions contained in the applicable Accepted Proposal and this Agreement.

(b) In the performance of a Task, WuXi shall comply fully with all applicable federal, state, local and foreign laws, ordinances, rules and regulations, and all other United States and foreign regulatory agencies having jurisdiction over the performance of a Task.

(c) Should any applicable governmental requirements change, WuXi will make every effort to comply with the new requirements within the scope of a particular Task. If, however, such compliance necessitates a change in the applicable Task, WuXi will, prior to making any changes to the particular Task, submit to Pfizer a revised technical and cost proposal for Pfizer’s acceptance. In the event of a conflict or inconsistency in the requirements applicable to a Task, Pfizer will designate the requirements to be followed by WuXi in the performance of a Task.

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8. Confidentiality.

(a) During the course of a Task and/or to facilitate receiving a quote or proposal from WuXi for a potential Task, it is possible that confidential information of Pfizer will be disclosed to WuXi. Such confidential information may include compositions, products, specifications, formulae, designs, manufacturing processes, formulation and delivery information, patent applications, basic scientific data, protocols, data forms, clinical data, know-how, compilations, marketing, business and other commercial information (“Confidential Information”). Pfizer shall use reasonable efforts to clearly designate as “confidential” any information considered by Pfizer to be confidential.

(b) WuXi, unless it receives Pfizer’s prior written consent to disclose, shall hold in confidence any information pertaining to the applicable Task, for a period of * years from the completion of each Task and the work product and results of each Task, unless such information: (i) is already known to WuXi, and WuXi can prove this by documents supplied to Pfizer and dated prior to the date of disclosure; (ii) is or becomes publicly available through no fault of WuXi; (iii) is received from a third party having no obligation of confidentiality to Pfizer; or (iv) is required by any law, rule or regulation, decision, order, subpoena or other process to be disclosed. Upon receipt of a request for any Confidential Information by a government agency, WuXi shall immediately notify Pfizer. Unless compelled by law or judicial order, WuXi shall not release Confidential Information without the approval of Pfizer and shall provide Pfizer, timely, prior notification if it intends to disclose any of Pfizer’s Confidential Information pursuant to the terms of item (iv) above, in order that Pfizer shall have an opportunity to intervene to limit or prevent disclosure of such Confidential Information. WuXi shall disclose only the minimum Confidential Information required to be disclosed in order to comply with its disclosure obligations.

(c) WuXi agrees that it will maintain the Confidential Information (and any information generated or developed by WuXi while using such Confidential Information or performing the Task) in confidence using the same degree of care, but no less than a reasonable level of care, to prevent the disclosure of the Confidential Information that it employs to protect similar information of its own. WuXi further agrees that: (i) it shall not use the Confidential Information, other than for the purpose of performing the relevant Task and/or to facilitate receiving a quote or proposal without the prior written approval of Pfizer; and (ii) it shall limit dissemination of and access to such information to those of WuXi’s personnel and agents who have a need to know the Confidential Information for the purpose of WuXi’s performance of the Task and/or to facilitate receiving a quote or proposal and who are under at least the same conditions of confidentiality and limitation on use as are contained in this Agreement.

(d) Pfizer shall not, without the prior written consent of WuXi, disclose to any third party any quotations or correspondence between the parties concerning this Agreement; provided, however, that Pfizer may disclose such information to its Affiliates, collaborative partners and regulatory authorities.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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9. Experimental Data.

(a) All experimental data and information arising from the performance of a Task by WuXi (including records, original experimental reports, and other material(s)) shall be the property of Pfizer and shall be treated as Confidential Information. Upon the request and at the expense of Pfizer, WuXi shall furnish or provide Pfizer true and correct copies (photostatic, if practicable) of all original records, certified to be exact and correct.

(b) Neither Pfizer nor WuXi will unreasonably withhold access from the other to experimental data and information from the performance of a Task, wherever located, if such access is required for validation of laboratory results or procedures, or to comply with applicable law or the request of any regulatory agency.

(c) Upon completion of a Task, WuXi shall return to Pfizer all Task Materials that Pfizer furnished to WuXi.

10. Patents and Inventions.

(a) WuXi will acquire no rights of any kind with respect to the Task Materials or other materials provided by Pfizer to WuXi under the terms of this Agreement. WuXi will not obtain and will not attempt to obtain patent coverage on the Task Materials or their use without the express written consent of Pfizer.

(b) All inventions, discoveries, improvements, trade secrets, know-how and the like, whether patentable or not, arising out of a Task or in response to a Pfizer proposal request utilizing Pfizer’s Confidential Information and/or Task Materials, and relating to the Task Materials, shall be the property of the Pfizer. WuXi represents that each of its employees has agreed to assign to WuXi all inventions made, conceived or first reduced to practice by such employees in the course of his or her employment. WuXi agrees that if, during a Task carried out under this Agreement, any of its employees shall make, conceive or first reduce to practice an invention which relates directly to the Task Materials, WuXi will promptly make the invention known to Pfizer. At the request of Pfizer, WuXi agrees to assign to Pfizer any and all right, title and interest in an invention arising out of a Task or in response to a Pfizer proposal request utilizing Pfizer’s Confidential Information and/or Task Materials, and relating directly to the Task Materials. Such assignment shall be made without additional payment by Pfizer. WuXi, upon request, shall assist Pfizer in connection with the preparation and prosecution of any application for letters patent or certificate of invention relating to the invention. Pfizer shall be responsible for all expenses incurred by WuXi in establishing Pfizer’s patent rights.

(c) Pfizer shall have no property rights in the testing methods, practices, procedures, or other methodological innovations, or in the test apparatus or equipment developed by WuXi during the conduct of a Task, unless developed exclusively for WuXi’s performance under this Agreement or which is developed jointly with Pfizer.

11. Indemnification.

(a) In the event of an error or omission committed by WuXi in the performance of a Task causing the results of a Task not to meet the specifications as specified in the applicable

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Accepted Proposal, WuXi shall, at Pfizer’s sole election: (i) reimburse Pfizer for its costs incurred in providing the Task Materials, excluding the cost of development of Pfizer’s Compounds or (ii) repeat a Task at no additional cost to Pfizer, including the cost incurred in providing the Task Materials, excluding the cost of development of Pfizer’s compounds or Compounds.

(b) Pfizer shall indemnify, defend and hold WuXi, its employees and agents harmless from and against any claims, causes of action, suits, damages and costs arising from third party claims against WuXi, to the extent such claims, causes of action, suits, damages and costs arise out of, result from, or are otherwise related to any negligence, recklessness or willful malfeasance on the part of Pfizer, its employees, or agents relating to: (i) Pfizer’s failure to comply with this Agreement; or (ii) errors or omissions in the specifications provided by Pfizer to WuXi.

(c) WuXi shall indemnify, defend and hold Pfizer, its employees and agents, harmless from and against any claims, causes of action, suits, damages and costs, to the extent such claims, causes of action, suits, damages and costs arise out of, result from, or are otherwise related to any negligence, recklessness or willful malfeasance on the part of WuXi, its employees, or agents in connection with WuXi’s performance of a Task including WuXi’s breach or warranty, or other failure to comply with this Agreement or the applicable Accepted Proposal

(d) Any party seeking indemnification pursuant to this paragraph shall provide prompt written notice of the initiation of any action or proceeding that may reasonably lead to a claim for indemnification. Upon such notice, the indemnifying party shall have the right to assume the defense and settlement of such action or proceeding, provided that it shall not settle any action or proceeding with an admission of liability or wrongdoing by the indemnified party without such party’s written consent. Any party seeking indemnification pursuant to this paragraph shall cooperate with the indemnifying party in the defense of such claim. The indemnifying party shall not be obligated to indemnify the indemnified party for any settlement or other payment of costs or expenses incurred without the written consent of the indemnifying party.

12. Force Majeure. Either party shall be excused from performing its obligations with respect to a Task if its performance is delayed or prevented by any cause beyond such party’s control, including, but not limited to, acts of God, fire, explosion, weather, disease, war, terrorism, insurrection, civil strife, riots, government action, or power failure. Performance shall be excused only to the extent of and during the reasonable continuance of such disability. Any deadline or time for performance specified in a Accepted Proposal which falls due during or subsequent to the occurrence of any of the disabilities referred to herein shall be automatically extended for a period of time equal to the period of such disability; WuXi will endeavor to conclude the Task in such a manner to secure all possible data relevant to the objectives of a Task. WuXi will immediately notify Pfizer if, by reason of any of the disabilities referred to herein, WuXi is unable to meet any deadline or time for performance specified in a Accepted Proposal. In the event that any part of a Task is rendered invalid as a result of such disability, WuXi will, upon written request from the Pfizer, but at the Pfizer’s sole cost and expense, repeat that part of a Task affected by the disability.

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13. Term; Termination.

(a) The term of this Agreement shall commence on the Effective Date of this Agreement and continue for five (5) years following the Effective Date, unless terminated early in accordance with the provision of this paragraph.

(b) Pfizer may * by giving written notice to WuXi. Immediately upon receipt of such notice, WuXi shall institute such termination procedures as may be specified in the notice and shall use its best efforts to minimize the cost to Pfizer resulting from termination. WuXi will terminate its performance of a Task as soon as is reasonably possible and, in any event, within thirty (30) days of receipt of the termination notice. In the event of such termination, Pfizer shall pay to WuXi: (i) reasonable charges for the work performed and expenses incurred up to the notice of termination, (ii) the reasonable expenses incurred in terminating a Task by WuXi, and (iii) reasonable uncancellable fees that WuXi is irrevocably obligated to pay to third parties prior to its receipt of such notice.

(c) Termination of a Task or this Agreement shall not relieve either party of any obligation to the other in respect of: (i) confidentiality, (ii) consent for the use of the other party’s name, (iii) indemnification, (iv) compensation for services performed, and (v) rights in intellectual property. Any other provisions of this Agreement which by their nature are intended to survive termination shall also survive.

(d) Upon termination of a Task, WuXi will provide Pfizer with a report detailing the work product and results of the work performed under the Task and, if requested to do so by Pfizer, shall return all Confidential Information provided WuXi other than such Confidential Information which WuXi has a legal or regulatory obligation to retain.

(e) Within one hundred twenty (120) days following the expiration or termination of a Task, WuXi shall submit to Pfizer a final report of all actual costs and commitments incurred and all funds received under such Task, which report shall be accompanied by a check in the amount of any excess of funds advanced over costs and allowable commitments incurred, or alternatively by an invoice for any excess of costs and commitments incurred over funds advanced.

(f) If Pfizer fails to pay WuXi any sum due within thirty (30) days of Pfizer’s receipt of written notice that such sum is due, WuXi thereafter, upon at least thirty (30) days further written notice, may terminate its performance under a Task .

14. Notices. Any notice given pursuant to this Agreement will be written and sent to:

PFIZER:	WUXI:

General Counsel Agouron Pharmaceuticals, Inc.	Ge Li, Ph.D., President and CEO PharmaTech Co., Ltd. 253 AiDu Road

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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10350 North Torrey Pines Road La Jolla, California 92037, USA	2nd Floor, Part A, Building 4 WaiGaoQiao Free Trade Zone, Shanghai, China 200131 If by Facsimile: 86-21-5046-1087 If by E-mail: geli@pharmatechs.com
If by Facsimile: 1-858-622-3297

All notices under this Agreement must be in writing and shall be deemed to have been properly given and effective: (i) upon delivery if delivered in person or upon confirmation of receipt if by facsimile (or other similar means of electronic communication); or (ii) one (1) business day after deposit with a recognized express courier (where overnight delivery is requested), in each case to the address set forth above or such other address as provided in writing to the other party for such purposes.

15. Status of Parties. Both parties (including their employees) shall act solely as independent contractors and nothing in this Agreement shall be construed to give the other party the power or authority to act for, bind or commit the other.

16. Use of a Party’s Name. Neither party shall, without the prior written approval of the other, use the name of the other party; provided, however, that Pfizer may disclose that WuXi is or has performed a Task provided for by this Agreement, or as is otherwise required by law.

17. Assignment. This Agreement shall not be assigned by WuXi without the prior written consent of Pfizer. However, Pfizer shall be entitled to assign this Agreement to an Affiliate, or in connection with (a) the merger or consolidation of Pfizer with another company, or (b) a sale of all or substantially all of a Pfizer’s business related to this Agreement, but such assignment shall not relieve the parties of their obligations under this Agreement.

18. Applicable Law. This Agreement shall be construed, interpreted and applied in accordance with the laws of the State of New York, without regard to its conflict of laws or choice of law rules. Issues concerning the validity and construction of patents, trademarks and other intellectual property shall be determined in accordance with the laws of the United States.

19. Severability. In the event that a court of competent jurisdiction holds any provision of this Agreement to be invalid, such holding shall have no effect on the remaining provisions of this Agreement, and they shall continue in full force and effect; the parties shall endeavor to negotiate additional terms, as feasible, in a timely manner, so as to fully effectuate the original intent of the parties, to the extent possible.

20. Waiver. No waiver of any breach of this Agreement, whether by conduct or otherwise, shall be deemed to be a waiver of any other or subsequent breach, and the failure of a party to enforce any provision hereof shall not be deemed to be a waiver of such party’s right to subsequently enforce such provision or any other provision of this Agreement.

21. License. The parties agree that nothing in this Agreement shall be construed as granting, in any way, any type of assignment or license under any patent, trademark, trade secret or copyright of Pfizer, and Pfizer and WuXi shall have no obligation to each other to enter into any further agreement, or to undertake development or production with respect to a Compound or Task Materials.

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22. Entire Agreement/Amendments. This Agreement represents the entire understanding of the parties and supercedes any prior versions of this Agreement. No amendments or modifications to this Agreement (including Accepted Proposals) shall be effective unless made in writing and signed by the authorized executives of both parties. In the event of any inconsistency between this Agreement and a Accepted Proposal, the terms of this Agreement shall govern.

Each party hereunto has caused this Agreement to be executed by its authorized representative.

PFIZER INC		WUXI PHARMATECH CO., LTD.

By:		By:
	*		Ge Li, Ph.D.

Title:	Vice President, Discovery Research	Title:	President & CEO

Date:		Date:

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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SITE PAYMENT INFORMATION

(Required Prior to Initiation of Payments)

Regarding: AGREEMENT FOR NON-GMP SYNTHESIS SERVICES, between Pfizer and WuXi, dated March 4, 2003.

WuXi shall send invoices to:

Pfizer Inc

NASS – A/P

P.O. Box 341804

Bartlett, TN 38184-1804

Reference the Accepted Proposal number on the Invoice along with the name of the Pfizer Representative.

Pfizer shall send Payments To:

Shanghai Pharmatech Co., Ltd. (a subsidiary of WuXi)

253 AiDu Road

2nd Floor, Part A, Building 4

WaiGaoQiao Free Trade Zone, Shanghai, China 200131

Bank Account Information:

Account Number: *

Institution:    China Construction Bank

            Shanghai Branch *

            WaiGaoQiao Free Trade Zone

            Sub-Branch

            US Intermediary Bank: *

            New York *

            With A/C No. *

WuXi Corporation #:            *

* Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.